Exhibit 99.1

For Immediate Release

Aquinox Presents at 2015 International Society for the Study of BPS Conference

- Responder analyses reinforce magnitude of benefit with AQX-1125 -

Vancouver, British Columbia – September 18, 2015 (GLOBE NEWSWIRE) – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today presented additional exploratory analyses from its LEADERSHIP Phase 2 clinical trial in patients with bladder pain syndrome/interstitial cystitis (BPS/IC) at the 2015 International Society for the Study of BPS (ESSIC) Conference taking place in Rome, Italy. Pre-specified primary and secondary endpoint results from the LEADERSHIP trial were reported on June 25, 2015 and August 6, 2015, respectively.

Additional LEADERSHIP data presented today included exploratory analyses of responder rates for average daily pain and maximum daily pain. Evaluating patients that achieved at least a 30% and 50% reduction in their pain demonstrated that AQX-1125 approximately doubled the response rate compared to those patients that received placebo for both average and maximum daily pain. Further analyses also revealed that the two components of the O’Leary-Sant Interstitial Cystitis Symptom Index (ICSI) and the Problem Index (ICPI) each individually demonstrated a statistically significant improvement in favor of AQX-1125 compared to placebo.

“It is reassuring to see that these additional analyses consistently support the benefit of AQX-1125 observed in the primary and secondary endpoint results already reported,” said Dr. Stephen Shrewsbury, CMO and Senior VP of Clinical Development. “We are pleased to present these encouraging results to the BPS/IC community attending ESSIC and we look forward to discussing these results with regulators, including the FDA, and the wider urology community as we advance towards pivotal trials.”

Data presented at ESSIC also included baseline demographic information demonstrating the trial to be well balanced between AQX-1125 and placebo groups in terms of age, duration of diagnosis, concomitant medications and baseline scores for both pain (11-point NRS) and urological symptoms (O’Leary-Sant ICSI/PI & BPIC-SS). On the 11-point NRS scale, mean baseline scores for average daily pain on entry were 6.4 for patients randomized to AQX-1125 and 6.7 for placebo recipients. Mean baseline scores for maximum daily pain on entry were 7.6 for patients randomized to AQX-1125 and 7.9 for patients given placebo. On the combined 36-point O’Leary-Sant indices, mean baseline scores were 27.3 for patients randomized to AQX-1125 and 30.2 for patients given placebo and on the 38-point BPIC-SS mean baseline scores on entry were 29.6 for AQX-1125 and 31.6 for placebo. A majority of patients in both arms (~64%) were on background medications, including approximately 30% on Elmiron, for treatment of their BPS/IC. The results from LEADERSHIP are particularly compelling given that the baseline demographics represent a predominantly severe BPS/IC patient population, a majority of which were on background medications and yet still experiencing moderate to severe symptoms at study entry. The benefit from AQX-1125 compared to placebo is notable as patients in both groups were allowed to remain on most forms of background medications throughout the LEADERSHIP trial.

The podium presentation from the ESSIC conference is available on the “Meetings & Conferences” page of Aquinox’s website at: http://aqxpharma.com/content/scientific-clinical-meetings-conferences and the abstract from the conference can be found on the “Selected Publications” page at: http://aqxpharma.com/content/selected-publications.

About the LEADERSHIP Trial

The LEADERSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with bladder pain syndrome/interstitial cystitis when added to existing therapies. The primary endpoint was to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. The trial was conducted at investigative sites across Canada and the United States. A total of 69 subjects were enrolled. Primary and secondary endpoint results were announced on June 25th and on August 6th, 2015, respectively and can be found at www.aqxpharma.com. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Bladder Pain Syndrome/Interstitial Cystitis (BPS/IC)

BPS/IC is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. BPS/IC is estimated to affect between 5 and 12 million people in the United States. Most BPS/IC patients continue to suffer this debilitating condition despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of BPS/IC. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX- 1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently developing AQX-1125 as an oral, once daily treatment in bladder pain syndrome/interstitial cystitis. In addition, Aquinox is exploring AQX-1125 for atopic dermatitis in its ongoing KINSHIP Phase 2 trial with top line data expected in Q4 2015.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the clinical development of AQX-1125 and the potential market opportunities for AQX-1125 in BPS/IC. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the outcome of our on-going and anticipated clinical trials; the size and growth of the potential markets for AQX-1125; our ability to obtain and maintain regulatory approval of AQX-1125; and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report Form 10-Q for the quarter ended June 30, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Brendan Payne

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com